EXHIBIT 99.E

RECENT DEVELOPMENTS

The information contained in this section supplements the information about the Republic corresponding to the headings below that is contained in Exhibit 99.D to the Republic’s annual report on Form 18-K for the fiscal year ended December 31, 2018. To the extent the information in this section differs from the information contained in such annual report, you should rely on the information in this section. Capitalized terms not defined in this section have the meanings ascribed to them in the annual report.

The following table shows the Consumer Price Index, or CPI, as of the end of the period indicated and the percentage change against the previous period.

Changes in Consumer Price Index (1)

As of May 31,
2019P
CPI	137.4
Annual percentage year-on-year	3.3%

Source:    BPS

P	Preliminary.
(1)	Calculated on the basis of 2012 CPI = 100.

The following table shows percentage changes year-on-year in the CPI for certain commodities for the period indicated.

Inflation by Commodity(1)

Twelve Months Ended May 31,
2019P
Food	4.1%
Processed food, beverages and cigarettes	3.8%
Housing	2.4%
Clothing	3.3%
Health	3.1%
Education, recreation and sports	3.2%
Transportation, communication, and financial service	3.6%

Source:    BPS

P	Preliminary.
(1)	Annual percentage year-on-year.

In the twelve-month period ended May 31, 2019, inflation was 3.3%, which was higher than the 3.2% inflation in the twelve-month period ended May 31, 2018.

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